EXHIBIT 23.2

CONSENT OF BDO SEIDMAN, LLP INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SourceForge, Inc.
Mountain View, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated October 31, 2005, relating to the consolidated financial statements and financial statement schedule for the year ended July 31, 2005, before the effects of the adjustments to retrospectively account for the software business as a discontinued operation as described in Notes 1 and 11 (the 2005 financial statements before the effects of the adjustments described in Notes 1 and 11 are not presented separately herein), which appears in Company's Annual Report on Form 10-K/A for the year ended July 31, 2007.

/s/ BDO Seidman, LLP San Jose, California
December 13, 2007